EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170379) pertaining to the 2006 Share Incentive Plan, 2008 Share Incentive Plan, 2009 Share Incentive Plan, and the 2010 Share Incentive Plan of China Kanghui Holdings of our reports dated April 30, 2012, with respect to the consolidated financial statements of China Kanghui Holdings and the effectiveness of internal control over financial reporting of China Kanghui Holdings, included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

/s/    Ernst & Young Hua Ming

Shanghai, People’s Republic of China

April 30, 2012